Exhibit 3.01

STATE OF DELAWARE

AMENDMENT TO CERTIFICATE OF

LIMITED PARTNERSHIP

The undersigned, desiring to amend the Certificate of Limited Partnership pursuant to the provisions of the Revised Uniform Limited Partnership Act of the State of Delaware, does hereby certify as follows:

FIRST: The name of the Limited Partnership is Valero L.P.

SECOND: Article 1 of the Certificate of Limited Partnership shall be amended as follows: The name of the limited partnership is NuStar Energy L.P. (the “Partnership”).

THIRD: The Amendment to Certificate of Limited Partnership is to become effective on April 1, 2007.

IN WITNESS WHEREOF, the undersigned executed this Amendment to the Certificate of Limited Partnership on this 21st day of March 2007.

VALERO L.P.

By Riverwalk Logistics, L.P., its general partner

By Valero GP, LLC, its general partner

By: /s/ Steven A. Blank

Name: Steven A. Blank

Title: Senior Vice President, Chief Financial Officer and Treasurer